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                                                              EXHIBIT 22
                                                           REV. 12/31/96

                 SUBSIDIARIES OF LINCORP HOLDINGS, INC.


DB Holdings, Inc.

IIT Missouri Corp.

IIT Realty Corp.

Lincorp, Inc.

Pleasure Island Corp.

Unicorp Delaware I, Inc.

Unicorp Delaware II, Inc.

Unicorp Holdings (U.S.) Incorporated